EXHIBIT 10.3

NON-QUALIFIED STOCK OPTION AGREEMENT

This Option Agreement (the “Agreement”) is made as of the 17th day of November, 2003, between Yak Communications Inc., a Florida corporation (the “Company”), and Patricia Golding (the “Optionee”).

WHEREAS, the parties have agreed to enter into an Employment Agreement containing mutually agreeable terms and conditions (the “Employment Agreement”); and

WHEREAS, in connection with the Employment Agreement and pursuant to the Yak Communications Inc. 1999 Stock Option Plan, effective June 30, 1999 (the “Plan”), the Company desires to afford the Optionee the opportunity to purchase shares of the common stock of the Company (the “Common Shares”).

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan are incorporated herein by reference. Except as specifically otherwise provided herein, in the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

2. Grant of Options. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase up to 25,000 Common Shares, on the terms and conditions herein set forth.

3. Purchase Price. The purchase price of each Common Share covered by the Option shall be $13.00 per share (which amount represents 90% of the closing bid price for the common stock of the Company as of November 17, 2003).

4. Term of Options. The term of the Option shall be 5 years from the date hereof, subject to earlier termination as provided herein.

5. Vesting of Options.

a. The Option, subject to the terms, conditions and limitations contained herein, shall vest and become exercisable in installments as set forth in the table below, provided that, with respect to each such installment, the Optionee has remained in continuous employment with the Company from the date hereof through the date such installment is designated to vest:

Anniversary of Option Grant	Cumulative Shares Vested
First	6,250
Second	12,500
Third	18,750
Fourth	25,000

6. Termination of Employment.

a. Except as set forth in the Plan, in the event the Optionee’s employment with the Company is terminated for reasons other than due to death, disability or cause, the Option shall remain exercisable for a period of up to three months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee’s employment with the Company is terminated by the Company for cause, the Option shall immediately lapse as of the date of such termination whether or not exercisable on such date. Upon any cessation of the Optionee’s employment with the Company, the Option shall lapse as to any Common Shares for which it has yet to become exercisable as of the date of cessation of employment.

b. For purposes of this Agreement, the “Company” shall include any Affiliated Corporation of the Company.

c. For purposes of this Agreement, “cause” shall have the meaning set forth in the Employment Agreement.

7. Transferability of Option. Except to the extent permitted by the Committee in accordance with the provisions of the Plan, the Optionee may not voluntarily or involuntarily pledge, hypothecate, assign, sell or otherwise transfer the Option except by will or the laws of descent and distribution, and during the Optionee’s lifetime, the Option shall be exercisable only by the Optionee.

8. No Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to any Common Shares until the date of issuance to the Optionee of a certificate evidencing such Common Shares. In the event of any change in the number of outstanding shares of common stock of the Company by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend in the form of cash, securities or other property), the purchase price per each Common Share and the type and number of Common Shares to be delivered by the Company upon exercise of the Option shall be adjusted appropriately.

9. Registration; Governmental Approval. The Option granted hereunder is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualifications of Common Shares issuable upon exercise of the Option is required by any securities exchange or under any state or Federal law, rule or regulation, or the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, no Common Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

10. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company. Such notice shall state the election to exercise the Option and the number of Common Shares in respect of which the Option is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Purchase Price for such Common shares. Payment of such Purchase Price shall be made in United States dollars by certified check or bank cashier’s check payable to the order of the Company or by wire transfer to such account as may be specified by the Company for this purpose. Subject to such procedures and rules as may be adopted from time to time by the Committee, the Optionee may also pay such purchase price by tendering to the Company that amount of Common Shares underlying the Option with an aggregate fair market value on the date of exercise equal to such purchase price resulting in a reduction of the amount of Common Shares issued upon exercise of the Option. All Common Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

11. Income Tax Withholding. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the exercise of the Option and the issuance of the Common Shares, including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, or requiring the Optionee, or the beneficiary or legal representative of the Optionee, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

12. Non-Qualified Stock Option. The Option granted hereunder is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 55 Town Centre Court, Suite 610, Scarborough, Ontario M1P 4X4, Facsimile: (416) 279-1437, Attention: Charles Zwebner, President, and (ii) if to Optionee, to her address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

16. Headings. Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

17. Entire Agreement. This Agreement constitutes the complete agreement between the parties and terminates and supersedes all prior and contemporaneous oral and written agreements with respect to the subject matter hereof. This Agreement may not be altered, amended or modified except by a writing duly executed by the parties hereto.

18. Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

19. Non-Waiver. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce such provision in the future or such party=s right to enforce any other provision of this Agreement.

20. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

YAK COMMUNICATIONS INC.

By:	/s/ Charles Zwebner
Name:	Charles Zwebner
Title:	Chief Executive Officer

OPTIONEE:

/s/ Patricia Golding
Patricia Golding

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